UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

Scripps Networks Interactive, Inc.

(Name of Issuer)

Class A Common Shares

(Title of Class of Securities)

811054402

(CUSIP Number)

Bruce W. Sanford, Esq.

Baker & Hostetler LLP

Washington Square, Suite 1100

1050 Connecticut Avenue, NW

Washington, DC 20036-5304

(202) 861-1500

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 7, 2014

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON Adam R. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 1,638,108
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 3,242,108
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,171,220
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 23.7%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Anne La Dow
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 160,361
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Anne M. La Dow Trust under Agreement dated 10/27/2011
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 160,361
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON Anthony S. Granado
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Barbara Victoria Scripps Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 112,468
	10	SHARED DISPOSITIVE POWER 1,096,436
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Careen Cardin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 1,000
	10	SHARED DISPOSITIVE POWER 800,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Charles E. Scripps, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 824,304
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 2,428,304
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,357,416
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 23.1%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Charles Kyne McCabe
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 1,638,308
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 3,242,308
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,171,420
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 23.7%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Charles L. Barmonde
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 1,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Cody Dubuc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 1,000
	10	SHARED DISPOSITIVE POWER 800,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Corina S. Granado
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 274,927
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 1,076,922
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,808,039
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.7%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Cynthia J. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 309,527
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 1,111,527
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,842,639
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.7%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Douglas A. Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 10,228
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Douglas A. Evans 1983 Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 17,320
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON Eaton M. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 914,208
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 2,518,208
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,447,320
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 23.2%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Edward W. Scripps, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 848,185
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 2,452,185
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,381,297
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 23.1%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Eli W. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 136,509
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 403,842
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,669,621
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.6%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Elizabeth A. Logan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 10,217
	8	SHARED VOTING POWER 33,171,220
	9	SOLE DISPOSITIVE POWER 812,217
	10	SHARED DISPOSITIVE POWER 3,242,108
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 34,785,437
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Ellen B. Granado
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Ellen M. Scripps Kaheny
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 53,318
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,312
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 53,318
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON Estate of Edith L. Tomasko
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Montana
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 800,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Estate of Robert P. Scripps, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 758,108
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 2,362,108
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,291,220
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 23.0%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Eva Scripps Attal
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 819,454
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 1,621,454
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,352,566
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 23.1%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Geraldine Scripps Granado
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Gerald J. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 136,509
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 403,842
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,669,621
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.6%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON J. Sebastian Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 819,354
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 2,423,352
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,352,466
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 23.1%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Jimmy R. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 819,454
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 2,423,454
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,352,566
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 23.1%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON John P. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 87,098
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,312
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON John P. Scripps Trust Exempt Trust under agreement dated 2/10/77
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 49,382
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 349,018
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON John P. Scripps Trust FBO Douglas A. Evans under agreement dated 12/28/84
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 33,780
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON John P. Scripps Trust FBO Ellen McRae Scripps under agreement dated 12/28/84
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 33,780
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 349,018
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 349,018
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON John Peter Scripps 2013 Revocable Trust dtd December 20, 2013
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 200
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 87,098
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,312
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON Jonathan L. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 136,609
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 403,942
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,669,721
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.6%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Julia Scripps Heidt
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 117,491
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 919,491
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,660,603
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.6%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Kathy Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 719,200
	8	SHARED VOTING POWER 32,327,020
	9	SOLE DISPOSITIVE POWER 719,200
	10	SHARED DISPOSITIVE POWER 2,397,908
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,046,220
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 23.6%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Kendall S. Barmonde
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 1,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON La Dow Family Trust under agreement dated 6/29/2004
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 305,824
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON Manuel E. Granado
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Margaret E. Scripps (Klenzing)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 360,127
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 1,162,127
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,893,239
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.8%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Marilyn S. Wade
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 802,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Mary Ann S. Sanchez
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 1,228,981
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 2,832,980
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,564,092
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 23.8%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Mary Peirce
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 49,772
	8	SHARED VOTING POWER 34,775,220
	9	SOLE DISPOSITIVE POWER 849,772
	10	SHARED DISPOSITIVE POWER 3,242,108
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 34,824,992
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 24.6%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Megan Scripps Tagliaferri
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 802,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Molly E. McCabe
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 23,416
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 825,416
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,556,528
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Nackey E. Scagliotti
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 682,864
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 1,483,864
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,215,976
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 23.0%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Paul K. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 34,267
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 68,047
	10	SHARED DISPOSITIVE POWER 1,096,436
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,567,379
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Peter M. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Peter R. La Dow
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 305,824
	10	SHARED DISPOSITIVE POWER 1,096,436
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Raymundo H. Granado, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Rebecca Scripps Brickner
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 275,327
	8	SHARED VOTING POWER 32,291,220
	9	SOLE DISPOSITIVE POWER 1,077,327
	10	SHARED DISPOSITIVE POWER 2,362,108
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,566,547
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 23.2%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON R. Michael Scagliotti
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 1,000
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Sam D.F. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Scripps Family 1992 Revocable Trust, dated 06-09-92
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 793,908
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 2,397,908
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,327,020
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 23.1%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON The Marital Trust of the La Dow Family Trust (subtrust of La Dow Family Trust)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 299,124
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON The Paul K. Scripps Family Revocable Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 5,168
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 5,168
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,538,280
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON The Peter M. Scripps Trust under agreement dated 11/13/2002
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Wyoming
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON Thomas S. Evans
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Thomas S. Evans Irrevocable Trust under agreement dated 11/13/12
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 61,368
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON Victoria S. Evans Trust under agreement dated 5/19/2004
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) OO

1	NAME OF REPORTING PERSON Virginia S. Vasquez
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 274,527
	8	SHARED VOTING POWER 32,291,220
	9	SOLE DISPOSITIVE POWER 1,076,527
	10	SHARED DISPOSITIVE POWER 2,362,108
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,565,747
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 23.2%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Welland H. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Wendy E. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 684,054
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 1,486,054
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,217,166
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 23.0%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON Wesley W. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON William A. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 684,454
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 2,288,452
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,217,566
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 23.0%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON William A. Scripps, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 31,533,112
	9	SOLE DISPOSITIVE POWER 1
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,533,112
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 22.5%
14	TYPE OF REPORTING PERSON (see instructions) IN

1	NAME OF REPORTING PERSON William H. Scripps
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (see instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER 719,200
	8	SHARED VOTING POWER 32,327,020
	9	SOLE DISPOSITIVE POWER 719,200
	10	SHARED DISPOSITIVE POWER 2,397,908
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,108,720
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 23.6%
14	TYPE OF REPORTING PERSON (see instructions) IN

CUSIP No. 811054402

EXPLANATORY NOTE

This Amendment No. 4 to Schedule 13D (this “Amendment”) amends the items included herein that were contained in the Schedule 13D filed on January 24, 2013 and amended by Amendment No. 1 dated March 18, 2013, Amendment No. 2 dated September 20, 2013 and Amendment No. 3 dated April 1, 2014 (as amended, the “Original Schedule 13D” and, together with this Amendment, this “Schedule 13D”) relating to the Class A Common Shares, $.01 par value per share (the “Class A Common Shares”), and Common Voting Shares, $.01 par value per share (the “Common Voting Shares,” and, together with the Class A Common Shares, the “Common Shares”), of Scripps Networks Interactive, Inc., an Ohio corporation (the “Issuer”).

The persons filing this Schedule 13D (the “Reporting Persons”) are parties to the Scripps Family Agreement dated October 15, 1992, as amended (the “Scripps Family Agreement”), which restricts the transfer and governs the voting of Common Voting Shares that the Reporting Persons own or may acquire. Certain of the Reporting Persons are residuary beneficiaries (the “Trust Beneficiaries”) of The Edward W. Scripps Trust (the “Trust”), which held 32,080,000 Common Voting Shares and 32,762,195 Class A Common Shares prior to the distribution or sale of such shares on March 14, 2013 (on which 63,221,105 of the Common Shares were distributed to the residuary beneficiaries of the Trust (the “Trust Beneficiaries”) or to co-guardians on behalf of a minor Trust Beneficiary, other than three other Trust Beneficiaries who are minors (the “Minors”)), March 19, 2013 (on which 37 Class A Common Shares held by the Trust were sold in the open market so that no fractional shares would be distributed) and September 20, 2013 (on which the remaining 1,621,053 Common Shares held by the Trust were distributed to trusts established for the purpose of holding the shares on behalf of the Minors (collectively, the “Minors’ Trusts”)). In addition, since the filing of the Original Schedule 13D, the Reporting Persons have engaged in transactions in the Common Shares and new parties have been added to the Scripps Family Agreement.

This Amendment is being filed to, among other things, (a) add additional new parties to the Scripps Family Agreement as Reporting Persons under this Schedule 13D and (b) provide or update the information regarding the beneficial ownership of the Common Shares by the Reporting Persons.

Item 2.	Identity and Background.

Appendix A, which is referred to in Item 2 of the Original Schedule 13D, is hereby amended to add the information set forth on Appendix A hereto regarding each new Reporting Person.

Item 4.	Purpose of the Transaction.

Item 4 of the Original Schedule 13D is hereby amended to add the following:

Since the filing of the Original Schedule 13D, the Reporting Persons have engaged in transactions in the Common Shares, including those set forth on Appendix C hereto. These transactions include gifts, market sales, settling of restricted stock units (“RSUs”) and sales to the Issuer.

Item 5.	Interest in Securities of the Issuer.

Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety as follows:

(a) Appendix B hereto sets forth (i) the number of Common Voting Shares and Class A Common Shares beneficially owned by each Reporting Person (excluding Common Shares beneficially owned by other Reporting Persons unless otherwise indicated), (ii) the aggregate number of Common Voting Shares

CUSIP No. 811054402

and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person, including all Common Voting Shares subject to the Scripps Family Agreement, and (iii) the percentage of the number of outstanding Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person.

(b) Except as provided in the Scripps Family Agreement or as set forth on Appendix B, each Reporting Person has the sole power to dispose or direct the disposition of all Class A Common Shares and Common Voting Shares that such Reporting Person beneficially owned as of July 3, 2014.

The Common Voting Shares held by the Reporting Persons will be voted as instructed by a vote conducted in accordance with the procedures of Section 9 of the Scripps Family Agreement. Due to this shared voting power, the aggregate number of Common Voting Shares that may be deemed to be beneficially owned by each Reporting Person includes Common Voting Shares held by the other Reporting Persons. The 1,604,000 Common Voting Shares held by the co-guardians on behalf of the minor Trust Beneficiary and the 801,999 Common Voting Shares held by the Minors’ Trusts are not subject to the Scripps Family Agreement, and the Reporting Persons as a group do not have shared voting power with respect to these shares.

(c) Except as described herein and on Appendix C, none of the Reporting Persons has effected any transactions in the Class A Common Shares or Common Voting Shares in the past 60 days.

(d) Inapplicable.

(e) Inapplicable.

Item 7.	Material to be Filed as Exhibits

1.	Joint Filing Agreement and Power of Attorney signed by the new Reporting Persons.

CUSIP No. 811054402

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct and each agrees, pursuant to Rule 13d-1(k)(1)(iii), that a Joint Schedule 13D be filed on behalf of each of the undersigned in respect to the Class A Common Stock of the Issuer.

*	*
Virginia S. Vasquez, individually and as co-executor of the estate of Robert P. Scripps, Jr.	Rebecca Scripps Brickner, individually and as co-executor of the estate of Robert P. Scripps, Jr.

*	*
Edward W. Scripps, Jr.	Corina S. Granado

*	*
Jimmy R. Scripps	Mary Ann S. Sanchez

*	*
Margaret E. Scripps (Klenzing)	William H. Scripps

*	*
Marilyn S. Wade	Adam R. Scripps

*	*
William A. Scripps	Gerald J. Scripps

*	*
Charles E. Scripps, Jr.	Eli W. Scripps

*	*
Jonathan L. Scripps	Peter M. Scripps

*	*
Barbara Victoria Scripps Evans	Molly E. McCabe

/s/ Bruce W. Sanford	July 7, 2014
Bruce W. Sanford (Attorney-in-fact)	Date

*	Bruce W. Sanford, by signing his name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

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JOHN P. SCRIPPS TRUST UNDER AGREEMENT DATED 2/10/77 FBO PETER M. SCRIPPS	JOHN P. SCRIPPS TRUST FBO PAUL K. SCRIPPS UNDER AGREEMENT DATED 2/10/77

*	*
Paul K. Scripps, Trustee	Paul K. Scripps, Trustee

*	*
Peter R. La Dow, Trustee	Peter R. La Dow, Trustee

*	*
Barbara Victoria Scripps Evans, Trustee	Barbara Victoria Scripps Evans, Trustee

JOHN P. SCRIPPS TRUST EXEMPT TRUST UNDER AGREEMENT DATED 2/10/77	JOHN P. SCRIPPS TRUST UNDER AGREEMENT DATED 2/10/77 FBO BARBARA SCRIPPS EVANS

*	*
Paul K. Scripps, Trustee	Paul K. Scripps, Trustee

*	*
Peter R. La Dow, Trustee	Peter R. La Dow, Trustee

*	*
Barbara Victoria Scripps Evans, Trustee	Barbara Victoria Scripps Evans, Trustee

THE MARITAL TRUST OF THE LA DOW FAMILY TRUST	ANNE M. LA DOW TRUST UNDER AGREEMENT DATED 10/27/2011

*	*
Peter R. La Dow, Trustee	Anne La Dow, Trustee

THE LA DOW FAMILY TRUST UNDER AGREEMENT DATED 6/29/2004

*
Peter R. La Dow, Trustee

/s/ Bruce W. Sanford	July 7, 2014
Bruce W. Sanford (Attorney-in-fact)	Date

*	Bruce W. Sanford, by signing his name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

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JOHN PETER SCRIPPS 2013 REVOCABLE TRUST DTD DECEMBER 20, 2013	JOHN P. SCRIPPS TRUST FBO ELLEN MCRAE SCRIPPS UNDER AGREEMENT DATED 12/28/84

*	*
John P. Scripps, Trustee	Paul K. Scripps, Trustee

JOHN P. SCRIPPS TRUST FBO DOUGLAS A. EVANS UNDER AGREEMENT DATED 12/28/84	DOUGLAS A. EVANS 1983 TRUST

*	*
Barbara Victoria Scripps Evans, Trustee	Barbara Victoria Scripps Evans, Trustee

ELLEN M. SCRIPPS KAHENY REVOCABLE TRUST DTD APRIL 17, 2014	VICTORIA S. EVANS TRUST UNDER AGREEMENT DATED 5/19/2004

*	*
Ellen M. Scripps Kaheny, Trustee	Barbara Scripps Evans, Trustee

PETER M. SCRIPPS TRUST UNDER AGREEMENT DATED 11/13/2002	PAUL K. SCRIPPS FAMILY REVOCABLE TRUST

*	*
Peter M. Scripps, Trustee	Paul K. Scripps, Trustee

THOMAS S. EVANS IRREVOCABLE TRUST UNDER AGREEMENT DATED 11/13/2012	SCRIPPS FAMILY 1992 REVOCABLE TRUST, DATED 06-09-92

*	*
Barbara Victoria Scripps Evans, Trustee	William H. Scripps, Trustee

*
Kathy Scripps, Trustee

/s/ Bruce W. Sanford	July 7, 2014
Bruce W. Sanford (Attorney-in-fact)	Date

*	Bruce W. Sanford, by signing his name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

CUSIP No. 811054402

*	*
Thomas S. Evans	Douglas A. Evans

*	*
Julia Scripps Heidt	Paul K. Scripps

*	*
Charles Kyne McCabe	Peter R. La Dow

*	*
J. Sebastian Scripps	Anne La Dow

*	*
Wendy E. Scripps	Nackey E. Scagliotti

*	*
Cynthia J. Scripps	Elizabeth A. Logan

*	*
Mary Peirce	John P. Scripps

*	*
Eva Scripps Attal	Megan Scripps Tagliaferri

*	*
Eaton M. Scripps	Kathy Scripps

*	*
Ellen M. Scripps Kaheny	Wesley W. Scripps

*	*
Careen Cardin, individually and as co-executor of the Estate of Edith L. Tomasko	Cody Dubuc, individually and as co-executor of the Estate of Edith L. Tomasko

*	*
R. Michael Scagliotti	Sam D.F. Scripps

*	*
Welland H. Scripps	William A. Scripps, Jr.

/s/ Bruce W. Sanford	July 7, 2014
Bruce W. Sanford (Attorney-in-fact)	Date

*	Bruce W. Sanford, by signing his name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

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*	*
Kendall S. Barmonde	Charles L. Barmonde

*	*
Manuel E. Granado	Geraldine Scripps Granado

*	*
Raymundo H. Granado, Jr.	Anthony S. Granado

*
Ellen B. Granado

/s/ Bruce W. Sanford	July 7, 2014
Bruce W. Sanford (Attorney-in-fact)	Date

*	Bruce W. Sanford, by signing his name hereto, does sign this document on behalf of such person pursuant to a power of attorney executed by such person and attached to the Schedule 13D.

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APPENDIX A

The following table sets forth the name, residence or business address, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted for each new Reporting Person.

Name and Residence or Business Address	If an Individual: Principal Occupation or Employment and Name, Principal Business and Address of Organization in which Employment Conducted	If an Entity: State or Other Place of Organization and Principal Business
Charles L. Barmonde c/o Miramar Services, Inc. 250 Grandview Ave., Suite 400 Ft. Mitchell, KY 41017	Private Investor N/A

Kendall S. Barmonde c/o Miramar Services, Inc. 250 Grandview Ave., Suite 400 Ft. Mitchell, KY 41017	Private Investor N/A

Geraldine Scripps Granado c/o Miramar Services, Inc. 250 Grandview Ave., Suite 400 Ft. Mitchell, KY 41017	Private Investor N/A

Raymundo H. Granado, Jr. c/o Miramar Services, Inc. 250 Grandview Ave., Suite 400 Ft. Mitchell, KY 41017	Private Investor N/A

Anthony S. Granado c/o Miramar Services, Inc. 250 Grandview Ave., Suite 400 Ft. Mitchell, KY 41017	Private Investor N/A

Ellen B. Granado c/o Miramar Services, Inc. 250 Grandview Ave., Suite 400 Ft. Mitchell, KY 41017	Private Investor N/A

Manuel E. Granado c/o Miramar Services, Inc. 250 Grandview Ave., Suite 400 Ft. Mitchell, KY 41017	Private Investor N/A

Estate of Edith L. Tomasko c/o Miramar Services, Inc. 250 Grandview Ave., Suite 400 Ft. Mitchell, KY 41017		Montana Estate

Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014 c/o Ariston Services Group, LLC 750 B Street, Suite 2630 San Diego, CA 92101		California Trust

APPENDIX B

The following table sets forth as of July 3, 2014: (i) the number of Common Voting Shares and Class A Common Shares beneficially owned by each Reporting Person, excluding Common Shares beneficially owned by other Reporting Persons unless otherwise indicated, (ii) the aggregate number of Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person, including all Common Voting Shares beneficially owned by the Reporting Persons unless otherwise indicated, and (iii) the percentage of Common Voting Shares and Class A Common Shares that may be deemed to be beneficially owned by each Reporting Person. Except as otherwise noted in the table, each Reporting Person has (x) sole voting power (to the extent such shares are entitled to vote) with respect to the Class A Common Shares listed under column (i), (y) sole dispositive power with respect to the Common Voting Shares and Class A Common Shares listed under column (i), and (z) shared voting power with respect to the Common Voting Shares listed under column (ii).

Subject to the Scripps Family Agreement, each Common Voting Share is convertible at no cost and at any time into one Class A Common Share on a one-for-one basis. The aggregate number and percentage of Class A Common Shares (columns (ii) and (iii)) assumes the conversion of all Common Voting Shares into Class A Common Shares beneficially owned by the Reporting Person. The percentages of Common Voting Shares are based on 34,317,171 shares of the Issuer’s Common Voting Shares reported as outstanding as of April 30, 2014 in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (the “Form 10-Q”). The percentages of Class A Common Shares are based on 108,604,760 of the Issuer’s Class A Common Shares outstanding as of April 30, 2014, as reported in the Form 10-Q.

	(i) Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Excluding Shares Held by Other Reporting Persons)		(ii) Aggregate Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Including All Common Voting Shares Subject to the Scripps Family Agreement)		(iii) Aggregate Percentage of Common Voting Shares and Class A Common Shares Beneficially Owned
Name	Common Voting Shares	Class A Common Shares	Common Voting Shares (1)	Class A Common Shares	Common Voting Shares	Class A Common Shares
Adam R. Scripps	1,604,000	1,638,108	31,533,112	33,171,220	91.9%	23.7%
Anne La Dow (2)	160,361	0	31,533,112	31,533,112	91.9%	22.5%
Anne M. La Dow Trust under Agreement dated 10/27/2011	160,361	0	31,533,112	31,533,112	91.9%	22.5%
Anthony S. Granado	1	0	31,533,112	31,533,112	91.9%	22.5%
Barbara Victoria Scripps Evans (3)	1,208,904	0	31,533,112	31,533,112	91.9%	22.5%
Careen Cardin (4)	801,000	0	31,533,112	31,533,112	91.9%	22.5%
Charles E. Scripps, Jr.	1,604,000	824,304	31,533,112	32,357,416	91.9%	23.1%
Charles Kyne McCabe	1,604,000	1,638,308	31,533,112	33,171,420	91.9%	23.7%
Charles L. Barmonde	1,000	0	31,533,112	31,533,112	91.9%	22.5%
Cody Dubuc (5)	801,000	0	31,533,112	31,533,112	91.9%	22.5%

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	(i) Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Excluding Shares Held by Other Reporting Persons)		(ii) Aggregate Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Including All Common Voting Shares Subject to the Scripps Family Agreement)		(iii) Aggregate Percentage of Common Voting Shares and Class A Common Shares Beneficially Owned
Name	Common Voting Shares	Class A Common Shares	Common Voting Shares (1)	Class A Common Shares	Common Voting Shares	Class A Common Shares
Corina S. Granado	801,995	274,927	31,533,112	31,808,039	91.9%	22.7%
Cynthia J. Scripps	802,000	309,527	31,533,112	31,842,639	91.9%	22.7%
Douglas A. Evans	10,228	0	31,533,112	31,533,112	91.9%	22.5%
Douglas A. Evans 1983 Trust	17,320	0	31,533,112	31,533,112	91.9%	22.5%
Eaton M. Scripps (6)	1,604,000	914,208	31,533,112	32,447,320	91.9%	23.2%
Edward W. Scripps, Jr. (7)	1,604,000	848,185	31,533,112	32,381,297	91.9%	23.1%
Eli W. Scripps	267,333	136,509	31,533,112	31,669,621	91.9%	22.6%
Elizabeth A. Logan (8)	2,406,000	1,648,325	33,137,112	34,785,437	96.6%	24.5%
Ellen B. Granado	1	0	31,533,112	31,533,112	91.9%	22.5%
Ellen M. Scripps Kaheny (9)	53,118	200	31,533,112	31,533,312	91.9%	22.5%
Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014	53,118	200	31,533,112	31,533,112	91.9%	22.5%
Estate of Edith L. Tomasko	800,000	0	31,533,112	31,533,112	91.9%	22.5%
Estate of Robert P. Scripps, Jr.	1,604,000	758,108	31,533,112	32,291,220	91.9%	23.0%
Eva Scripps Attal	802,000	819,454	31,533,112	32,352,566	91.9%	23.1%
Geraldine Scripps Granado	1	0	31,533,112	31,533,112	91.9%	22.5%
Gerald J. Scripps	267,333	136,509	31,533,112	31,669,621	91.9%	22.6%
J. Sebastian Scripps (10)	1,603,998	819,354	31,533,112	32,352,466	91.9%	23.1%
Jimmy R. Scripps	1,604,000	819,454	31,533,112	32,352,566	91.9%	23.1%
John P. Scripps (11)	86,898	200	31,533,112	31,533,312	91.9%	22.5%
John P. Scripps Trust Exempt Trust under agreement dated 2/10/77	49,382	0	31,533,112	31,533,112	91.9%	22.5%
John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans	349,018	0	31,533,112	31,533,112	91.9%	22.5%
John P. Scripps Trust FBO Douglas A. Evans under agreement dated 12/28/84	33,780	0	31,533,112	31,533,112	91.9%	22.5%
John P. Scripps Trust FBO Ellen McRae Scripps under agreement dated 12/28/84	33,780	0	31,533,112	31,533,112	91.9%	22.5%

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	(i) Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Excluding Shares Held by Other Reporting Persons)		(ii) Aggregate Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Including All Common Voting Shares Subject to the Scripps Family Agreement)		(iii) Aggregate Percentage of Common Voting Shares and Class A Common Shares Beneficially Owned
Name	Common Voting Shares	Class A Common Shares	Common Voting Shares (1)	Class A Common Shares	Common Voting Shares	Class A Common Shares
John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77	349,018	0	31,533,112	31,533,112	91.9%	22.5%
John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps	349,018	0	31,533,112	31,533,112	91.9%	22.5%
John Peter Scripps 2013 Revocable Trust dtd December 20, 2013 (11)	86,898	200	31,533,112	31,533,312	91.9%	22.5%
Jonathan L. Scripps	267,333	136,609	31,533,112	31,669,721	91.9%	22.6%
Julia Scripps Heidt (12)	802,000	127,491	31,533,112	31,660,603	91.9%	22.6%
Kathy Scripps (13)	1,604,000	1,513,108	31,533,112	33,046,220	91.9%	23.6%
Kendall S. Barmonde	1,000	0	31,533,112	31,533,112	91.9%	22.5%
La Dow Family Trust under agreement dated 6/29/2004 (14)	305,824	0	31,533,112	31,533,112	91.9%	22.5%
Manuel E. Granado	1	0	31,533,112	31,533,112	91.9%	22.5%
Margaret E. Scripps (Klenzing)	802,000	360,127	31,533,112	31,893,239	91.9%	22.8%
Marilyn S. Wade	802,000	0	31,533,112	31,533,112	91.9%	22.5%
Mary Ann S. Sanchez (15)	1,603,999	1,228,981	32,335,111	33,564,092	94.2%	23.8%
Mary Peirce (16)	2,404,000	1,687,880	33,137,112	34,824,992	96.6%	24.6%
Megan Scripps Tagliaferri	802,000	0	31,533,112	31,533,112	91.9%	22.5%
Molly E. McCabe	802,000	23,416	31,533,112	31,556,528	91.9%	22.5%
Nackey E. Scagliotti (17)	801,000	682,864	31,533,112	32,215,976	91.9%	23.0%
Paul K. Scripps (18)	1,130,216	34,267	31,533,112	31,567,379	91.9%	22.5%
Peter M. Scripps (19)	0	0	31,533,112	31,533,112	91.9%	22.5%
Peter R. La Dow (14) (20)	1,402,260	0	31,533,112	31,533,112	91.9%	22.5%
Raymundo H. Granado, Jr.	1	0	31,533,112	31,533,112	91.9%	22.5%
Rebecca Scripps Brickner (21)	2,406,000	1,033,435	31,533,112	32,566,547	91.9%	23.2%
R. Michael Scagliotti	1,000	0	31,533,112	31,533,112	91.9%	22.5%
Sam D.F. Scripps	1	0	31,533,112	31,533,112	91.9%	22.5%

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	(i) Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Excluding Shares Held by Other Reporting Persons)		(ii) Aggregate Number of Common Voting Shares and Class A Common Shares Beneficially Owned (Including All Common Voting Shares Subject to the Scripps Family Agreement)		(iii) Aggregate Percentage of Common Voting Shares and Class A Common Shares Beneficially Owned
Name	Common Voting Shares	Class A Common Shares	Common Voting Shares (1)	Class A Common Shares	Common Voting Shares	Class A Common Shares
Scripps Family 1992 Revocable Trust, dated 06-09-92	1,604,000	793,908	31,533,112	32,327,020	91.9%	23.1%
The Marital Trust of the La Dow Family Trust	299,124	0	31,533,112	31,533,112	91.9%	22.5%
The Paul K. Scripps Family Revocable Trust	0	5,168	31,533,112	31,538,280	91.9%	22.5%
The Peter M. Scripps Trust under agreement dated 11/13/2002	0	0	31,533,112	31,533,112	91.9%	22.5%
Thomas S. Evans	0	0	31,533,112	31,533,112	91.9%	22.5%
Thomas S. Evans Irrevocable Trust under agreement dated 11/13/2012	61,368	0	31,533,112	31,533,112	91.9%	22.5%
Victoria S. Evans Trust under agreement dated 5/19/2004	0	0	31,533,112	31,533,112	91.9%	22.5%
Virginia S. Vasquez (22)	2,406,000	1,032,635	31,533,112	32,565,747	91.9%	23.2%
Welland H. Scripps	1	0	31,533,112	31,533,112	91.9%	22.5%
Wendy E. Scripps	802,000	684,054	31,533,112	32,217,166	91.9%	23.0%
Wesley W. Scripps	1	0	31,533,112	31,533,112	91.9%	22.5%
William A. Scripps	1,603,998	684,454	31,533,112	32,217,566	91.9%	23.0%
William A. Scripps Jr.	1	0	31,533,112	31,533,112	91.9%	22.5%
William H. Scripps (23)	1,604,000	1,575,608	31,533,112	33,108,720	91.9%	23.6%

(1)	Except as otherwise noted, does not include (a) 1,604,000 Common Voting Shares, which may be deemed to be beneficially owned by Mary Peirce and Elizabeth Logan as co-guardians on behalf of another Trust Beneficiary who is a minor and is not a party to the Scripps Family Agreement or (b) 801,999 Common Voting Shares, which may be deemed to be beneficially owned by Mary Ann Sanchez, as trust advisor to the Minors Trusts, which are not parties to the Scripps Family Agreement, and, as a result, such Common Voting Shares are not subject to the Scripps Family Agreement.
(2)	Also includes shares held by the Anne M. La Dow Trust under Agreement dated 10/27/2011, of which the Reporting Person is trustee. Such trust is also listed as a separate Reporting Person above.

CUSIP No. 811054402

(3)	Includes shares held by (a)(i) the John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans, (ii) the John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, (iii) the John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps, and (iv) the John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, of which the Reporting Person is a co-trustee with Peter R. La Dow and Paul K. Scripps, and (b)(i) the Douglas A. Evans 1983 Trust, (ii) the John P. Scripps Trust FBO Douglas A. Evans under agreement dated 12/28/84, (iii) the Victoria S. Evans Trust under agreement dated 5/19/2004, and (iv) the Thomas S. Evans Irrevocable Trust under agreement dated 11/13/2012, of which the Reporting Person is the trustee. Such trusts are also listed as separate Reporting Persons above.
(4)	Includes 800,000 Common Voting Shares held by the Estate of Edith L. Tomasko, of which the Reporting Person is co-executor with Cody Dubuc. The Estate of Edith L. Tomasko is also listed as a separate Reporting Person above.
(5)	Includes 800,000 Common Voting Shares held by the Estate of Edith L. Tomasko, of which the Reporting Person is co-executor with Careen Cardin. The Estate of Edith L. Tomasko is also listed as a separate Reporting Person above.
(6)	Class A Common Shares include 95,154 shares held as trustee of a grantor retained annuity trust.
(7)	Class A Common Shares include currently exercisable options to purchase 25,704 shares.
(8)	Includes 1,638,108 Class A Common Shares and 1,604,000 Common Voting Shares held as a co-guardian with Mary Peirce for the benefit of another Trust Beneficiary who is a minor and is not a party to the Scripps Family Agreement. The Reporting Person is not bound by the Scripps Family Agreement with respect to the shares held as co-guardian.
(9)	Consists of shares held by the Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014, of which the Reporting Person is the trustee and sole beneficiary. Such trust is also listed as a separate Reporting Person above.
(10)	Includes 200 Class A Common Shares held by immediate family members.
(11)	Consists of shares held by the John Peter Scripps 2013 Revocable Trust dtd December 20, 2013, of which John P. Scripps is the trustee and sole beneficiary. Such trust is also listed as a separate Reporting Person above.
(12)	Includes 10,000 Class A Common Shares held by the Heidt Family Foundation, of which the Reporting Person is a trustee.
(13)	Common Voting Shares and 793,908 of the Class A Common Shares are held in The Scripps Family 1992 Revocable Trust, dated 06-09-92, of which the Reporting Person and William H. Scripps, her husband, are co-trustees. The Reporting Person does not have voting power over the Common Voting Shares, but may be deemed to have such power due to William H. Scripps’ voting power. The Scripps Family 1992 Revocable Trust, dated 06-09-92 is also listed as a separate Reporting Person above. In addition, 719,200 Class A Common Shares are held in four grantor-retained annuity trusts, two for the Reporting Person and two for William H. Scripps, and William H. Scripps is trustee of all four.

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(14)	Includes shares held by the Survivor’s Trust of the La Dow Family Trust under agreement dated 6/29/2004 and the Marital Trust of the La Dow Family Trust under agreement dated 6/29/2004. The Marital Trust is also listed as a separate Reporting Person above. Peter R. La Dow is the trustee of all of these trusts.
(15)	Includes 801,999 Common Voting Shares and 819,054 Class A Common Shares, which may be deemed to be beneficially owned by the Reporting Person, as trust advisor to the Minors Trusts, which are not parties to the Scripps Family Agreement, and, as a result, such Common Voting Shares are not subject to the Scripps Family Agreement.
(16)	Includes 1,638,108 Class A Common Shares and 1,604,000 Common Voting Shares held as a co-guardian with Elizabeth Logan for the benefit of another Trust Beneficiary who is a minor and is not a party to the Scripps Family Agreement. The Reporting Person is not bound by the Scripps Family Agreement with respect to the shares held as co-guardian. Class A Common Shares also include currently exercisable options to purchase 33,029 shares.
(17)	Class A Common Shares include currently exercisable options to purchase 45,881 shares.
(18)	Class A Common Shares include currently exercisable options to purchase 25,704 shares. Class A Common Shares and Common Voting Shares also include shares held by (a)(i) the John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans, (ii) the John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, (iii) John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps, and (iv) the John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, of which the Reporting Person is a co-trustee with Ms. Evans and Mr. La Dow, and (b)(i) the John P. Scripps Trust FBO Ellen McRae Scripps under agreement dated 12/28/84 and (iii) the Paul K. Scripps Family Revocable Trust, of which the Reporting Person is trustee. Such trusts are also listed as separate Reporting Persons above.
(19)	Reporting Person is the trustee of the Peter M. Scripps Trust under agreement dated 11/13/2002. Such trust is also listed as a separate Reporting Person above.
(20)	Includes shares held by (a)(i) the John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans, (ii) the John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, (iii) the John P. Scripps Trust FBO under agreement dated 2/10/77 Peter M. Scripps, and (iv) the John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, of which the Reporting Person is a co-trustee with Ms. Evans and Mr. P. K. Scripps, and (b)(i) the Marital Trust of the La Dow Family Trust, and (ii) the La Dow Family Trust under agreement dated 6/29/2004 (excluding shares already accounted for held in the Marital Trust of the La Dow Family Trust), of which the Reporting Person is the trustee. Such trusts are also listed as separate Reporting Persons above.
(21)	Class A Common Shares include 200 shares held by immediate family members. Class A Common Shares and Common Voting Shares include shares held by the Estate of Robert P. Scripps, Jr., of which the Reporting Person is co-executor with Virginia S. Vasquez. The Estate of Robert P. Scripps, Jr. also listed as a separate Reporting Person above.
(22)	Class A Common Shares and Common Voting Shares include shares held by the Estate of Robert P. Scripps, Jr., of which the Reporting Person is co-executor with Rebecca Scripps Brickner. The Estate of Robert P. Scripps, Jr. also listed as a separate Reporting Person above.

CUSIP No. 811054402

(23)	Common Voting Shares and 793,908 of the Class A Common Shares are held in The Scripps Family 1992 Revocable Trust, dated 06-09-92, of which the Reporting Person and Kathy Scripps, his wife, are co-trustees; however, Kathy Scripps does not have power to vote the Common Voting Shares but may be deemed to have such power due to the Reporting Person’s voting power. Such trust is also listed as a separate Reporting person above. In addition, 719,200 Class A Common Shares are held in four grantor-retained annuity trusts, two for the Reporting Person and two for Kathy Scripps, and the Reporting Person is trustee of all four.

APPENDIX C

For each Reporting Person listed below, the following table sets forth information regarding transactions in the Common Voting Shares and Class A Common Shares during the 60 days ended July 3, 2014 (or earlier in some cases), including the aggregate number of shares acquired or disposed of, the amount and source of the funds used to acquire such shares (if applicable), if any such funds were borrowed, a description of the transaction and the parties thereto, the date of the transaction, the price per share and where and how the transaction was effected.

Name	Number and Type of Common Shares Acquired or Disposed (as noted)	Date	Amount of Funds	Price Per Share	Where and How the Transaction Was Effected	Source of Funds	Description of Borrowing Transaction
Julia Scripps Heidt	10,000 Class A Common Shares (no effect)	April 22, 2014	n/a	n/a	gift to family foundation of which reporting person retains voting control	n/a	n/a

Mary Peirce	2,000 Common Voting Shares (disposed)	April 28, 2014	n/a	n/a	gift to children	n/a	n/a

Charles L. Barmonde	1,000 Common Voting Shares (acquired)	April 28, 2014	n/a	n/a	gift from mother	n/a	n/a

Kendall S. Barmonde	1,000 Common Voting Shares (acquired)	April 28, 2014	n/a	n/a	gift from mother	n/a	n/a

Julia Scripps Heidt	200,000 Class A Common Shares (disposed)	May 12, 2014	n/a	n/a	market sale	n/a	n/a

Mary Peirce	4,376 Class A Common Shares (no effect)	May 13, 2014	n/a	n/a	option grant	n/a	n/a

Mary Peirce	999 Class A Common Shares (no effect)	May 13, 2014	n/a	n/a	RSU grant	n/a	n/a

Nackey E. Scagliotti	4,376 Class A Common Shares (no effect)	May 13, 2014	n/a	n/a	option grant	n/a	n/a

Nackey E. Scagliotti	999 Class A Common Shares (no effect)	May 13, 2014	n/a	n/a	RSU grant	n/a	n/a

CUSIP No. 811054402

Name	Number and Type of Common Shares Acquired or Disposed (as noted)	Date	Amount of Funds	Price Per Share	Where and How the Transaction Was Effected	Source of Funds	Description of Borrowing Transaction

Wesley W. Scripps	4,376 Class A Common Shares (no effect)	May 13, 2014	n/a	n/a	option grant	n/a	n/a

Wesley W. Scripps	999 Class A Common Shares (no effect)	May 13, 2014	n/a	n/a	RSU grant	n/a	n/a

Mary Peirce	1,138 Class A Common Shares (acquired)	May 14, 2014	n/a	n/a	RSU settled	n/a	n/a

Nackey E. Scagliotti	1,138 Class A Common Shares (acquired)	May 14, 2014	n/a	n/a	RSU settled	n/a	n/a

Estate of Edith L. Tomasko	209,527 Class A Common Shares (acquired)	May 15, 2014	n/a	n/a	creation of estate after death of Edith L. Tomasko	n/a	n/a

Estate of Edith L. Tomasko	800,000 Common Voting Shares (acquired)	May 15, 2014	n/a	n/a	creation of estate after death of Edith L. Tomasko	n/a	n/a

Cody Dubuc	209,527 Class A Common Shares (acquired)	May 15, 2014	n/a	n/a	co-executor of Edith L. Tomasko estate	n/a	n/a

Cody Dubuc	800,000 Common Voting Shares (acquired)	May 15, 2014	n/a	n/a	co-executor of Edith L. Tomasko estate	n/a	n/a

Careen Cardin	209,527 Class A Common Shares (acquired)	May 15, 2014	n/a	n/a	co-executor of Edith L. Tomasko estate	n/a	n/a

Careen Cardin	800,000 Common Voting Shares (acquired)	May 15, 2014	n/a	n/a	co-executor of Edith L. Tomasko estate	n/a	n/a

Estate of Edith L. Tomasko	209,527 Class A Common Shares (disposed)	May 15, 2014	n/a	n/a	sale to the Issuer	n/a	n/a

CUSIP No. 811054402

Name	Number and Type of Common Shares Acquired or Disposed (as noted)	Date	Amount of Funds	Price Per Share	Where and How the Transaction Was Effected	Source of Funds	Description of Borrowing Transaction
Cody Dubuc	209,527 Class A Common Shares (disposed)	May 15, 2014	n/a	n/a	sale by Edith L. Tomasko estate to the Issuer	n/a	n/a

Careen Cardin	209,527 Class A Common Shares (disposed)	May 15, 2014	n/a	n/a	sale by Edith L. Tomasko estate to the Issuer	n/a	n/a

William A. Scripps	135,000 Class A Common Shares (disposed)	May 15, 2014	n/a	n/a	sale to the Issuer	n/a	n/a

Corina S. Granado	135,000 Class A Common Shares (disposed)	May 15, 2014	n/a	n/a	sale to the Issuer	n/a	n/a

Margaret E. Scripps (Klenzing)	50,000 Class A Common Shares (disposed)	May 15, 2014	n/a	n/a	sale to the Issuer	n/a	n/a

Virginia S. Vasquez	135,000 Class A Common Shares (disposed)	May 15, 2014	n/a	n/a	sale to the Issuer	n/a	n/a

Elizabeth A. Logan	300,000 Class A Common Shares (disposed)	May 15, 2014	n/a	n/a	sale to the Issuer	n/a	n/a

Marilyn S. Wade	519,054 Class A Common Shares (disposed)	May 15, 2014	n/a	n/a	sale to the Issuer	n/a	n/a

Cynthia J. Scripps	100,000 Class A Common Shares (disposed)	May 15, 2014	n/a	n/a	sale to the Issuer	n/a	n/a

Rebecca Scripps Brickner	135,000 Class A Common Shares (disposed)	May 15, 2014	n/a	n/a	sale to the Issuer	n/a	n/a

Mary Peirce	400,000 Class A Common Shares (disposed)	May 15, 2014	n/a	n/a	sale to the Issuer	n/a	n/a

CUSIP No. 811054402

Name	Number and Type of Common Shares Acquired or Disposed (as noted)	Date	Amount of Funds	Price Per Share	Where and How the Transaction Was Effected	Source of Funds	Description of Borrowing Transaction
William H. Scripps	62,500 Class A Common Shares (disposed)	May 15, 2014	n/a	n/a	sale to the Issuer of shares held by trust	n/a	n/a

Kathy Scripps	62,500 Class A Common Shares (disposed)	May 15, 2014	n/a	n/a	sale to the Issuer of shares held by trust	n/a	n/a

Scripps Family 1992 Revocable Trust, dated 06-09-92	62,500 Class A Common Shares (disposed)	May 15, 2014	n/a	n/a	sale to the Issuer	n/a	n/a

Corina S. Granado	5 Common Voting Shares (disposed)	May 23, 2014	n/a	n/a	gift to her children	n/a	n/a

Anthony S. Granado	1 Common Voting Share (acquired)	May 23, 2014	n/a	n/a	gift from mother	n/a	n/a

Ellen B. Granado	1 Common Voting Share (acquired)	May 23, 2014	n/a	n/a	gift from mother	n/a	n/a

Geraldine Scripps Granado	1 Common Voting Share (acquired)	May 23, 2014	n/a	n/a	gift from mother	n/a	n/a

Manuel E. Granado	1 Common Voting Share (acquired)	May 23, 2014	n/a	n/a	gift from mother	n/a	n/a

Raymundo H. Granado, Jr.	1 Common Voting Share (acquired)	May 23, 2014	n/a	n/a	gift from mother	n/a	n/a

Julia Scripps Heidt	100,000 Class A Common Shares (disposed)	June 20, 2014	n/a	n/a	market sale	n/a	n/a

Molly E. McCabe	85,000 Class A Common Shares (disposed)	June 24,2014	n/a	n/a	market sale	n/a	n/a

Megan Scripps Tagliaferri	93,619 Class A Common Shares (disposed)	June 24,2014	n/a	n/a	market sale	n/a	n/a

Megan Scripps Tagliaferri	57,118 Class A Common Shares (disposed)	June 25,2014	n/a	n/a	market sale	n/a	n/a

CUSIP No. 811054402

Name	Number and Type of Common Shares Acquired or Disposed (as noted)	Date	Amount of Funds	Price Per Share	Where and How the Transaction Was Effected	Source of Funds	Description of Borrowing Transaction
Paul K. Scripps	17,320 Common Voting Shares (disposed)	July 3, 2014	n/a	n/a	transfer shares from trust to the Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014	n/a	n/a

Ellen McRae Scripps 1983 Trust	17,320 Common Voting Shares (disposed)	July 3, 2014	n/a	n/a	transfer shares to Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014	n/a	n/a

Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014	17,320 Common Voting Shares (acquired)	July 3, 2014	n/a	n/a	receive shares from Ellen McRae Scripps 1983 Trust	n/a	n/a

Ellen M. Scripps Kaheny	35,798 Common Voting Shares (no effect)	July 3, 2014	n/a	n/a	transfer shares to Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014	n/a	n/a

Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014	35,798 Common Voting Shares (acquired)	July 3, 2014	n/a	n/a	receive shares from Ellen M. Scripps Kaheny	n/a	n/a

Ellen M. Scripps Kaheny	200 Class A Common Shares (no effect)	July 3, 2014	n/a	n/a	transfer shares to Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014	n/a	n/a

Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014	200 Class A Common Shares (acquired)	July 3, 2014	n/a	n/a	receive shares from Ellen M. Scripps Kaheny	n/a	n/a

Exhibit 1

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Scripps Family Agreement dated October 22, 1995, as amended, in respect of (a) the Class A Common Shares of The E. W. Scripps Company (“EWSCO”) and (b) the Class A Common Shares of Scripps Networks Interactive, Inc. (“SNI”).

The undersigned hereby further agrees, pursuant to Rule 16a-3(j) under the Exchange Act, that joint filings pursuant to Section 16 of the Exchange Act and any amendment thereto be filed on behalf of the undersigned in respect of (a) the Class A Common Shares of EWSCO and (b) the Class A Common Shares of SNI.

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Bruce W. Sanford and John M. Gherlein, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission (“SEC”) in connection with the Scripps Family Agreement among the undersigned, EWSCO, SNI and certain other parties, including specifically, but without limitation thereof, power of attorney to sign the undersigned’s name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO or SNI; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 12th day of December, 2013.

/s/ Kathy A. Scripps
Name: Kathy A. Scripps

/s/ William H. Scripps
Name: William H. Scripps

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Scripps Family Agreement dated October 22, 1995, as amended, in respect of (a) the Class A Common Shares of The E. W. Scripps Company (“EWSCO”) and (b) the Class A Common Shares of Scripps Networks Interactive, Inc. (“SNI”).

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Bruce W. Sanford and John M. Gherlein, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission (“SEC”) in connection with the Scripps Family Agreement among the undersigned, EWSCO, SNI and certain other parties, including specifically, but without limitation thereof, power of attorney to sign the undersigned’s name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO or SNI; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 27th day of December, 2013.

/s/ Sam Scripps
Name: Sam Scripps

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Scripps Family Agreement dated October 22, 1995, as amended, in respect of (a) the Class A Common Shares of The E. W. Scripps Company (“EWSCO”) and (b) the Class A Common Shares of Scripps Networks Interactive, Inc. (“SNI”).

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Bruce W. Sanford and John M. Gherlein, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission (“SEC”) in connection with the Scripps Family Agreement among the undersigned, EWSCO, SNI and certain other parties, including specifically, but without limitation thereof, power of attorney to sign the undersigned’s name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO or SNI; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 8th day of January, 2014.

/s/ Wesley Scripps
Name: Wesley Scripps

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Scripps Family Agreement dated October 22, 1995, as amended, in respect of (a) the Class A Common Shares of The E. W. Scripps Company (“EWSCO”) and (b) the Class A Common Shares of Scripps Networks Interactive, Inc. (“SNI”).

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Bruce W. Sanford and John M. Gherlein, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission (“SEC”) in connection with the Scripps Family Agreement among the undersigned, EWSCO, SNI and certain other parties, including specifically, but without limitation thereof, power of attorney to sign the undersigned’s name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO or SNI; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 12th day of December, 2013.

/s/ Welland H. Scripps
Name: Welland H. Scripps

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Scripps Family Agreement dated October 22, 1995, as amended, in respect of (a) the Class A Common Shares of The E. W. Scripps Company (“EWSCO”) and (b) the Class A Common Shares of Scripps Networks Interactive, Inc. (“SNI”).

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Bruce W. Sanford and John M. Gherlein, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission (“SEC”) in connection with the Scripps Family Agreement among the undersigned, EWSCO, SNI and certain other parties, including specifically, but without limitation thereof, power of attorney to sign the undersigned’s name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO or SNI; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 3rd day of January, 2014.

/s/ William A. Scripps Jr.
Name: William A. Scripps Jr.

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Scripps Family Agreement dated October 22, 1995, as amended, in respect of (a) the Class A Common Shares of The E. W. Scripps Company (“EWSCO”) and (b) the Class A Common Shares of Scripps Networks Interactive, Inc. (“SNI”).

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Bruce W. Sanford and John M. Gherlein, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission (“SEC”) in connection with the Scripps Family Agreement among the undersigned, EWSCO, SNI and certain other parties, including specifically, but without limitation thereof, power of attorney to sign the undersigned’s name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO or SNI; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 29th day of January, 2014.

/s/ R. Michael Scagliotti
Name: R. Michael Scagliotti

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Scripps Family Agreement dated October 22, 1995, as amended, in respect of (a) the Class A Common Shares of The E. W. Scripps Company (“EWSCO”) and (b) the Class A Common Shares of Scripps Networks Interactive, Inc. (“SNI”).

The undersigned hereby further agrees, pursuant to Rule 16a-3(j) under the Exchange Act, that joint filings pursuant to Section 16 of the Exchange Act and any amendment thereto be filed on behalf of the undersigned in respect of (a) the Class A Common Shares of EWSCO and (b) the Class A Common Shares of SNI.

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Bruce W. Sanford and John M. Gherlein, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission (“SEC”) in connection with the Scripps Family Agreement among the undersigned, EWSCO, SNI and certain other parties, including specifically, but without limitation thereof, power of attorney to sign the undersigned’s name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO or SNI; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 10th day of February, 2014.

/s/ John Peter Scripps
Name: John Peter Scripps

/s/ John Peter Scripps
Name: John Peter Scripps, Trustee

John Peter Scripps 2013 Revocable Trust dtd December 20, 2013

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Scripps Family Agreement dated October 22, 1995, as amended, in respect of (a) the Class A Common Shares of The E. W. Scripps Company (“EWSCO”) and (b) the Class A Common Shares of Scripps Networks Interactive, Inc. (“SNI”).

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Bruce W. Sanford and John M. Gherlein, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission (“SEC”) in connection with the Scripps Family Agreement among the undersigned, EWSCO, SNI and certain other parties, including specifically, but without limitation thereof, power of attorney to sign the undersigned’s name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO or SNI; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 10th day of April, 2014.

/s/ Charles L. Barmonde
Name: Charles L. Barmonde

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Scripps Family Agreement dated October 22, 1995, as amended, in respect of (a) the Class A Common Shares of The E. W. Scripps Company (“EWSCO”) and (b) the Class A Common Shares of Scripps Networks Interactive, Inc. (“SNI”).

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Bruce W. Sanford and John M. Gherlein, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission (“SEC”) in connection with the Scripps Family Agreement among the undersigned, EWSCO, SNI and certain other parties, including specifically, but without limitation thereof, power of attorney to sign the undersigned’s name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO or SNI; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 10th day of April, 2014.

/s/ Kendall Scripps Barmonde
Name: Kendall Scripps Barmonde

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Scripps Family Agreement dated October 22, 1995, as amended, in respect of (a) the Class A Common Shares of The E. W. Scripps Company (“EWSCO”) and (b) the Class A Common Shares of Scripps Networks Interactive, Inc. (“SNI”).

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Bruce W. Sanford and John M. Gherlein, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission (“SEC”) in connection with the Scripps Family Agreement among the undersigned, EWSCO, SNI and certain other parties, including specifically, but without limitation thereof, power of attorney to sign the undersigned’s name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO or SNI; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 4th day of April, 2014.

/s/ Geraldine Scripps Granado
Name: Geraldine Scripps Granado

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Scripps Family Agreement dated October 22, 1995, as amended, in respect of (a) the Class A Common Shares of The E. W. Scripps Company (“EWSCO”) and (b) the Class A Common Shares of Scripps Networks Interactive, Inc. (“SNI”).

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Bruce W. Sanford and John M. Gherlein, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission (“SEC”) in connection with the Scripps Family Agreement among the undersigned, EWSCO, SNI and certain other parties, including specifically, but without limitation thereof, power of attorney to sign the undersigned’s name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO or SNI; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 4th day of April, 2014.

/s/ Raymundo H. Granado, Jr.
Name: Raymundo H. Granado, Jr.

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Scripps Family Agreement dated October 22, 1995, as amended, in respect of (a) the Class A Common Shares of The E. W. Scripps Company (“EWSCO”) and (b) the Class A Common Shares of Scripps Networks Interactive, Inc. (“SNI”).

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Bruce W. Sanford and John M. Gherlein, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission (“SEC”) in connection with the Scripps Family Agreement among the undersigned, EWSCO, SNI and certain other parties, including specifically, but without limitation thereof, power of attorney to sign the undersigned’s name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO or SNI; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 25th day of April, 2014.

/s/ Anthony S. Granado
Name: Anthony S. Granado

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Scripps Family Agreement dated October 22, 1995, as amended, in respect of (a) the Class A Common Shares of The E. W. Scripps Company (“EWSCO”) and (b) the Class A Common Shares of Scripps Networks Interactive, Inc. (“SNI”).

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Bruce W. Sanford and John M. Gherlein, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission (“SEC”) in connection with the Scripps Family Agreement among the undersigned, EWSCO, SNI and certain other parties, including specifically, but without limitation thereof, power of attorney to sign the undersigned’s name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO or SNI; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 4th day of April, 2014.

/s/ Ellen B. Granado
Name: Ellen B. Granado

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Scripps Family Agreement dated October 22, 1995, as amended, in respect of (a) the Class A Common Shares of The E. W. Scripps Company (“EWSCO”) and (b) the Class A Common Shares of Scripps Networks Interactive, Inc. (“SNI”).

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Bruce W. Sanford and John M. Gherlein, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission (“SEC”) in connection with the Scripps Family Agreement among the undersigned, EWSCO, SNI and certain other parties, including specifically, but without limitation thereof, power of attorney to sign the undersigned’s name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO or SNI; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 31st day of March, 2014.

/s/ Manuel E. Granado
Name: Manuel E. Granado

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Scripps Family Agreement dated October 22, 1995, as amended, in respect of (a) the Class A Common Shares of The E. W. Scripps Company (“EWSCO”) and (b) the Class A Common Shares of Scripps Networks Interactive, Inc. (“SNI”).

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Bruce W. Sanford and John M. Gherlein, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission (“SEC”) in connection with the Scripps Family Agreement among the undersigned, EWSCO, SNI and certain other parties, including specifically, but without limitation thereof, power of attorney to sign the undersigned’s name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO or SNI; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 15th day of May, 2014.

Estate of Edith L. Tomasko

/s/ Cody Dubuc
Co-Personal Representative of the Estate of Edith L. Tomasko

/s/ Careen Cardin
Co-Personal Representative of the Estate of Edith L. Tomasko

JOINT FILING AGREEMENT AND POWER OF ATTORNEY

The undersigned hereby agrees, pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that a Joint Schedule 13D or Schedule 13G and any amendment thereto be filed on behalf of each signatory to the Scripps Family Agreement dated October 22, 1995, as amended, in respect of (a) the Class A Common Shares of The E. W. Scripps Company (“EWSCO”) and (b) the Class A Common Shares of Scripps Networks Interactive, Inc. (“SNI”).

Know all by these present, that the undersigned does hereby constitute and appoint Miramar Services, Inc., Bruce W. Sanford and John M. Gherlein, and each of them, as the undersigned’s true and lawful attorneys-in-fact and agents to do any and all things, and execute any or all instruments which, after the advice of counsel, said attorneys and agents may deem necessary and advisable to enable the undersigned to comply with the Exchange Act and any rules and regulations and requirements of the Securities and Exchange Commission (“SEC”) in connection with the Scripps Family Agreement among the undersigned, EWSCO, SNI and certain other parties, including specifically, but without limitation thereof, power of attorney to sign the undersigned’s name to a Form ID, Schedule 13D or 13G and any amendments thereto, or a Form 144, Form 3, Form 4 or Form 5 and any amendments thereto, to be filed with the SEC in respect of the shares of capital stock of EWSCO or SNI; and the undersigned does hereby ratify and confirm all that any of said attorneys and agents shall do or cause to be done by virtue hereof.

Executed on this 19th day of May, 2014.

/s/ Ellen M. Scripps Kaheny
Name: Ellen M. Scripps Kaheny, Trustee
Ellen M. Scripps Kaheny Revocable Trust dtd April 17, 2014